UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): January 22, 2009
Bookham, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-30684	20-1303994

(State or Other Juris- diction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

2584 Junction Avenue, San Jose, California	95134

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (408) 383-1400
Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06. Material Impairments.
     During the six month period ended December 27, 2008, Bookham, Inc. (the “Company”) saw indicators of potential impairment of its goodwill, including the impact of the current general economic downturn on the Company’s future prospects and the continued decline of its current market capitalization, which caused the Company to conduct an interim goodwill impairment analysis. On January 22, 2009, the Company’s management determined, in its preliminary step one goodwill impairment analysis, that the Company’s goodwill was in fact impaired, and as a result it has recorded a preliminary estimate of $7.9 million for the impairment loss in its statements of operations for the three and six month periods ended December 27, 2008. The goodwill was derived from previous acquisitions made by the Company. This is a preliminary estimate only. The Company is continuing to evaluate the impairment of its goodwill, and the amount of the actual impairment charge may vary materially from this initial estimate. The Company expects that it will complete the full evaluation of the impairment analysis during the quarter ending March 28, 2009. The impairment will not result in any current or future cash expenditures.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Cash Bonus Award
     On January 22, 2009, the Compensation Committee of the Board of Directors of the Company determined that the Company had achieved one of the two threshold metrics contained in the previously approved cash bonus plan for the six month period ended December 27, 2008 (the “Bonus Plan”). The metrics in the Bonus Plan are: (i) non-GAAP operating income at December 27, 2008 and (ii) cumulative revenue for the first two quarters of fiscal 2009. For the purposes of the Bonus Plan, non-GAAP operating income is calculated as net income (as determined in accordance with GAAP), excluding expenses associated with stock-based compensation, restructuring and severance charges, settlement and related costs in connection with certain legal actions, amortization and goodwill impairment. The Company met the non-GAAP operating income metric, but did not satisfy the minimum threshold for the cumulative revenue for the first two quarters of fiscal 2009. Under the terms of the Bonus Plan, no bonus is payable if the threshold goals for both financial metrics are not met.
     The Compensation Committee, after taking into account each of the following factors: (i) the satisfaction of the non-GAAP operating income metric, (ii) the significant investment of time and efforts made by the management team to the achievement of the Company’s strategic goals during the six month period ended December 27, 2008, (iii) the execution of the definitive agreement in connection with the strategic transaction with Avanex Corporation, (iv) overall compensation levels of management and (iv) the overall corporate performance and implementation of the Corporation’s business model, determined that the participants in the Bonus Plan, which include each of the Company’s named executive officers, should receive payment within the levels contemplated under Bonus Plan. The Compensation Committee determined that the amount of the cash bonus payment will equal the mean of the “trigger” and “target” goals set forth in the Bonus Plan. As a result, the following members of the management team that are the Company’s named executive officers will receive the amounts set forth opposite their name below under the Bonus Plan:

Name	Bonus Amount
Alain Couder (President and CEO)	$190,219
Jerry Turin (Chief Financial Officer)	$39,566
James Haynes (Chief Operations Officer)	$55,329
Adrian Meldrum (Executive Vice President)	$34,426
Kate Rundle (Executive Vice President and General Counsel)	$45,653
Item 8.01 Other Events
Additional Information and Where to Find It
In connection with the proposed transaction between Bookham and Avanex, Bookham and Avanex plan to file documents with the SEC, including the filing by Bookham of a Registration Statement on Form S-4 containing a Joint Proxy Statement/Prospectus and each of Bookham and Avanex plan to file with the SEC other documents regarding the proposed transaction. Investors and security holders of Bookham and Avanex are urged to carefully read the Joint Proxy Statement/Prospectus (when available) and other documents filed with the SEC by Bookham and Avanex because they will contain important information about the proposed transaction. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov and by contacting Bookham Investor Relations at (408) 404-5400 or Avanex Investor Relations at (510) 897-4188. Investors and security holders may obtain free copies of the documents filed with the SEC on Bookham’s website at www.bookham.com or Avanex’s website at www.avanex.com or the SEC’s website at www.sec.gov. Bookham, Avanex and their respective directors and executive officers may be deemed participants in the solicitation of proxies with respect to the proposed transaction. Information regarding the interests of these directors and executive officers in the proposed transaction will be included in the Joint Proxy Statement/Prospectus described above. Additional information regarding the directors and executive officers of Bookham is also included in Bookham’s proxy statement for its 2008 Annual Meeting of Stockholders, which was filed with the SEC on September 18, 2008, and additional information regarding the directors and executive officers of Avanex is also included in Avanex’s proxy statement for its 2008 Annual Meeting of Stockholders, which was filed with the SEC on October 14, 2008, respectively.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOOKHAM, INC.
Date: September 28, 2009	By:	/s/ Jerry Turin
Jerry Turin
Chief Financial Officer